Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
FEBRUARY 1, 2008
CHEVRON REPORTS FOURTH QUARTER NET INCOME OF $4.9 BILLION,
UP 29 PERCENT FROM $3.8 BILLION IN FOURTH QUARTER 2006
•	Upstream earnings of $4.8 billion increase $1.9 billion, due mainly to higher prices for crude oil

•	Downstream profits of $204 million decline $750 million on narrowed margins for refined products
          SAN RAMON, Calif., February 1, 2008 - Chevron Corporation (NYSE: CVX) today reported net income of $4.9 billion ($2.32 per share — diluted) for the fourth quarter 2007, compared with $3.8 billion ($1.74 per share — diluted) in the year-ago period. For the full year 2007, net income was $18.7 billion ($8.77 per share — diluted), up 9 percent from $17.1 billion ($7.80 per share - diluted) in 2006.
Earnings Summary

	Fourth Quarter		Year

Millions of dollars	2007	2006	2007	2006

Income by Business Segment
Upstream - Exploration and Production	$4,839	$2,909	$14,816	$13,142
Downstream - Refining, Marketing and Transportation	204	954	3,502	3,973
Chemicals	69	124	396	539
All Other	(237)	(215)	(26)	(516)

Net Income*	$4,875	$3,772	$18,688	$17,138

* Includes foreign currency effects	$(2)	$56	$(352)	$(219)
          “Fourth quarter earnings for our upstream business benefited from a significant increase in the price of crude oil,” said Chairman and CEO Dave O’Reilly. “However, downstream profits were off sharply because of planned and unplanned refinery downtime in the United States, as well as the impact of higher crude-oil costs that were not fully recovered in the sales price of refined products.
          “Our results overall capped a successful year for our company,” O’Reilly added. “We achieved record earnings in 2007 and invested a record $20 billion in our excellent queue of capital and exploratory projects. Our financial strength also enabled us to increase the common stock dividend payment for the 20th consecutive year and buy back $7 billion of our common shares.”
          In the fourth quarter, O’Reilly indicated significant progress was made on strategic milestones that are important to the company’s future success:
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     Upstream
•	Angola — Made the final investment decision with partners to construct a liquefied natural gas (LNG) plant, to be owned 36 percent by Chevron. It will be designed with a capacity to process one billion cubic feet of natural gas per day and produce 5.2 million metric tons a year of LNG and related products.

•	China — Signed a 30-year production-sharing contract with China National Petroleum Corporation to assume operatorship and hold a 49 percent interest in the development of the Chuandongbei natural gas area in central China.

•	Kazakhstan — Initiated production from the first phase of the expansion projects at the 50 percent-owned Tengiz Field, which increased production capacity by 90,000 barrels of crude oil per day to approximately 400,000.

•	Thailand — Signed an agreement to increase daily sales of natural gas by 500 million cubic feet to 1.2 billion by 2012 from company-operated offshore Blocks 10 through 13, for which 10-year lease extensions had earlier been received and in which Chevron has ownership interests ranging from 60 percent to 80 percent.
     Downstream
•	South Korea — Commissioned new facilities associated with a $1.5 billion upgrade of the 50 percent-owned GS Caltex Yeosu Refinery, enabling the refinery to process heavier and higher-sulfur crude oils and increase the production of gasoline, diesel and other light products.

•	United States — Completed the second phase of modifications at the refinery in El Segundo, California, also enabling the processing of heavier crude oils into light transportation fuels and other refined products.
UPSTREAM — EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production was 2.61 million barrels per day in the fourth quarter 2007, down 42,000 barrels per day from the corresponding 2006 period. Approximately 25,000 barrels per day of the decline was associated with the impact of higher prices on cost-recovery and variable-royalty volumes under provisions of certain production contracts outside the United States.
     U.S. Upstream

	Fourth Quarter		Year

Millions of dollars	2007	2006	2007	2006

Income	$1,378	$886	$4,532	$4,270

     U.S. upstream income of $1.38 billion in the fourth quarter increased $492 million from the 2006 period, due mainly to an increase in the price of crude oil. This benefit to income was partially offset by a decline in oil-equivalent production and an increase in operating, exploration and depreciation expenses.
     The average sales price per barrel of crude oil and natural gas liquids was approximately $79 in the fourth quarter 2007, an increase of about $28 from the corresponding 2006 period. The average sales price of natural gas increased about 18 cents per thousand cubic feet to $6.08.
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     Net oil-equivalent production of 730,000 barrels per day declined 4 percent from the 2006 quarter. Net liquids production of 451,000 barrels per day was about 3 percent lower. Net natural gas production was down 6 percent to approximately 1.68 billion cubic feet per day, due mainly to normal field declines.
     International Upstream

	Fourth Quarter		Year

Millions of dollars	2007	2006	2007	2006

Income*	$3,461	$2,023	$10,284	$8,872

* Includes foreign currency effects	$(88)	$(52)	$(417)	$(371)
     International upstream earnings of $3.46 billion increased $1.44 billion from the fourth quarter 2006, due mainly to higher prices for crude oil. Partially offsetting this benefit to income were lower crude oil sales volumes due to the timing of certain cargo liftings and higher operating expenses. Results for the 2007 quarter also included approximately $150 million of favorable tax items, including the effect of a tax-law change in Canada reducing the corporate income tax rate.
     The average sales price for crude oil and natural gas liquids in the 2007 quarter increased $29 per barrel from a year earlier to about $80, while the average price of natural gas was up 65 cents to $4.32 per thousand cubic feet.
     Net oil-equivalent production of 1.88 million barrels per day in the 2007 fourth quarter was essentially flat from a year earlier. Increased output in Bangladesh, Trinidad and Tobago, and Thailand was offset by lower production in Canada, Nigeria and Indonesia. The net liquids component of production, including volumes produced from oil sands in Canada, declined about 5 percent to 1.32 million barrels per day, while net natural gas production increased 11 percent to 3.41 billion cubic feet per day.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Fourth Quarter		Year

Millions of dollars	2007	2006	2007	2006

(Loss) Income	$(55)	$343	$966	$1,938

     U.S. downstream incurred a loss of $55 million in the fourth quarter 2007, compared with income of $343 million a year earlier. The swing from profit to a loss was mainly the result of market conditions that prevented the full recovery of higher crude-oil costs in the price of refined products, the adverse effects of refinery downtime and higher operating expenses. The 2007 quarter included a gain on the sale of the company’s credit card operations.
     Refined-product sales volumes were 1.42 million barrels per day in the fourth quarter 2007, down 3 percent from a year earlier. Branded gasoline sales volumes were relatively flat between quarters at 620,000 barrels per day.
     Refinery crude input was down 78,000 barrels per day, primarily due to the ongoing effects of an August 2007 fire at the refinery in Pascagoula, Mississippi. The crude unit is expected to be back in
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service late in the first quarter 2008, as planned. Despite this outage, the company has been able to maintain uninterrupted product supplies to customers through the use of other feedstocks in its gasoline-producing facilities at the refinery.
     International Downstream

	Fourth Quarter		Year

Millions of dollars	2007	2006	2007	2006

Income*	$259	$611	$2,536	$2,035

* Includes foreign currency effects	$87	$96	$62	$98
     International downstream earned $259 million in the 2007 quarter, a decrease of about $350 million from the year-ago period due mainly to lower margins on the sale of refined products and higher operating expenses.
     Total refined-product sales volumes of 2.05 million barrels per day were 2 percent lower than last year’s quarter, reflecting the impact of asset sales between periods.
     Refinery crude input was up 40,000 barrels per day, primarily due to the effect of major planned maintenance that occurred during the 2006 fourth quarter at the Pembroke Refinery in the United Kingdom. Crude inputs also increased at the 50 percent-owned refinery in Yeosu, South Korea, following a major expansion and upgrading project. Partly offsetting these higher inputs was the impact of a sale of the company’s interest in a Netherlands refinery in the first quarter 2007.
CHEMICALS

	Fourth Quarter		Year

Millions of dollars	2007	2006	2007	2006

Income*	$69	$124	$396	$539

* Includes foreign currency effects	$(5)	$(1)	$(3)	$(8)
     Chemical operations earned $69 million in the 2007 fourth quarter, compared with $124 million a year ago. Margins were lower on sales of commodity chemicals by the 50 percent-owned Chevron Phillips Chemical Company LLC and on sales of lubricant and fuel additives by the company’s Oronite subsidiary.
ALL OTHER

	Fourth Quarter		Year
Millions of dollars	2007	2006	2007	2006

Net Charges*	$(237)	$(215)	$(26)	$(516)

* Includes foreign currency effects	$4	$13	$6	$62
     All Other includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies, and the company’s interest in Dynegy prior to its sale in May 2007.
     Net charges in the fourth quarter 2007 were $237 million, up $22 million from the corresponding period in 2006. The benefit of favorable tax items in the 2007 quarter was more than offset by an increase in charges for litigation matters and other corporate expenses.
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SALES AND OTHER OPERATING REVENUES
          Sales and other operating revenues in the fourth quarter 2007 were $60 billion, up approximately $14 billion from a year earlier. For the full year 2007, sales and other operating revenues of $214 billion were up from $205 billion in the year-ago period.
CAPITAL AND EXPLORATORY EXPENDITURES
          Capital and exploratory expenditures for the year 2007 were $20 billion, compared with $16.6 billion in the corresponding 2006 period. The amounts included approximately $2.3 billion and $1.9 billion, respectively, for the company’s share of expenditures by affiliates, which did not require cash outlays by Chevron’s consolidated companies. Expenditures for upstream projects represented about 78 percent of the companywide total in 2007.
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NOTICE
Chevron’s discussion of fourth quarter 2007 earnings with security analysts will take place on Friday, February 1, 2008, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Events and Presentations.”
Chevron will issue a press release containing selected first quarter 2008 interim company and industry performance data and post the same information on its Web site on Wednesday, April 9, 2008, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” heading.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This press release of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and margins; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2006 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.
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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)
CONSOLIDATED STATEMENT OF INCOME
                                  (unaudited)

		Three Months		Year Ended
		Ended December 31		December 31
		2007	2006	2007	2006
REVENUES AND OTHER INCOME
Sales and other operating revenues (1) (2)		$59,900	$46,238	$214,091	$204,892
Income from equity affiliates		1,153	1,079	4,144	4,255
Other income		357	429	2,669	971

Total Revenues and Other Income		61,410	47,746	220,904	210,118

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses (2)		45,136	33,500	157,490	149,232
Depreciation, depletion and amortization		2,094	1,988	8,708	7,506
Taxes other than on income (1)		5,560	5,533	22,266	20,883
Interest and debt expense		7	92	166	451
Minority interests		35	2	107	70

Total Costs and Other Deductions		52,832	41,115	188,737	178,142

Income Before Income Tax Expense		8,578	6,631	32,167	31,976
Income tax expense		3,703	2,859	13,479	14,838

NET INCOME		$4,875	$3,772	$18,688	$17,138

PER-SHARE OF COMMON STOCK
Net Income	– Basic	$2.34	$1.75	$8.83	$7.84
	– Diluted	$2.32	$1.74	$8.77	$7.80
Dividends		$0.58	$0.52	$2.26	$2.01

Weighted Average Number of Shares Outstanding (000’s)
	– Basic	2,088,359	2,156,781	2,117,567	2,186,161
	– Diluted	2,103,559	2,168,852	2,131,635	2,196,924

(1) Includes excise, value-added and similar taxes.		$2,548	$2,498	$10,121	$9,551

(2) Includes amounts in revenues for buy/sell contracts; associated costs are in “Purchased crude oil and products, operating and other expenses.”		$—	$—	$—	$6,725
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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
INCOME (LOSS) BY MAJOR OPERATING AREA
                                  (unaudited)

	Three Months		Year Ended
	Ended December 31		December 31
	2007	2006	2007	2006
Upstream — Exploration and Production
United States	$1,378	$886	$4,532	$4,270
International	3,461	2,023	10,284	8,872

Total Exploration and Production	4,839	2,909	14,816	13,142

Downstream — Refining, Marketing and Transportation
United States	(55)	343	966	1,938
International	259	611	2,536	2,035

Total Refining, Marketing and Transportation	204	954	3,502	3,973

Chemicals	69	124	396	539
All Other (1)	(237)	(215)	(26)	(516)

Net Income	$4,875	$3,772	$18,688	$17,138

SELECTED BALANCE SHEET ACCOUNT DATA

	Dec. 31, 2007	Dec. 31, 2006
	(unaudited)
Cash and Cash Equivalents	$6,860	$10,493
Marketable Securities	$732	$953
Total Assets	$147,942	$132,628
Total Debt	$7,232	$9,838
Stockholders’ Equity	$77,088	$68,935
Total Debt/Total Debt plus Equity	8.6%	12.5%
Return on Average Capital Employed — Year Ended	23%	23%

Common Stock Acquired Under Stock-Buyback Programs
Year Ended December 31	$7,000	$5,000
Three Months Ended December 31	$2,000	$1,300
CAPITAL AND EXPLORATORY EXPENDITURES (2)

	Three Months		Year Ended
	Ended December 31		December 31
	2007	2006	2007	2006
United States
Exploration and Production	$1,359	$1,116	$4,558	$4,123
Refining, Marketing and Transportation	626	453	1,576	1,176
Chemicals	99	60	218	146
All Other (1)	209	136	768	403

Total United States	2,293	1,765	7,120	5,848

International
Exploration and Production	3,295	2,733	10,980	8,696
Refining, Marketing and Transportation	635	597	1,867	1,999
Chemicals	18	22	53	54
All Other (1)	2	7	6	14

Total International	3,950	3,359	12,906	10,763

Worldwide	$6,243	$5,124	$20,026	$16,611

(1)     Includes the company’s interest in Dynegy prior to its sale in May 2007, mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Includes interest in affiliates:
United States	$100	$73	$220	$206
International	577	585	2,116	1,713

Total	$677	$658	$2,336	$1,919

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CHEVRON CORPORATION — FINANCIAL REVIEW
OPERATING STATISTICS (1)

	Three Months		Year Ended
	Ended December 31		December 31
	2007	2006	2007	2006
NET LIQUIDS PRODUCTION (MB/D):
United States	451	466	460	462
International	1,297	1,346	1,296	1,270

Worldwide	1,748	1,812	1,756	1,732

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,675	1,782	1,699	1,810
International	3,408	3,067	3,320	3,146

Worldwide	5,083	4,849	5,019	4,956

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D) (3)	18	35	27	109

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	730	763	743	763
International	1,883	1,892	1,876	1,904

Worldwide	2,613	2,655	2,619	2,667

SALES OF NATURAL GAS (MMCF/D):
United States	7,073	6,973	7,624	7,051
International	3,794	3,580	3,792	3,478

Worldwide	10,867	10,553	11,416	10,529

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	177	133	160	124
International	119	109	118	102

Worldwide	296	242	278	226

SALES OF REFINED PRODUCTS (MB/D): (5) (6)
United States	1,423	1,471	1,457	1,494
International	2,052	2,093	2,027	2,127

Worldwide	3,475	3,564	3,484	3,621

REFINERY INPUT (MB/D):(5)
United States	838	916	812	939
International	1,030	990	1,021	1,050

Worldwide	1,868	1,906	1,833	1,989

(1) Includes interest in affiliates.

(2) Includes natural gas consumed in operations (MMCF/D):
United States	74	67	65	56
International	468	434	433	419

(3) Other produced volumes — International (MB/D):
Athabasca Oil Sands (Canada)	18	35	27	27
Boscan Operating Service Agreement (Venezuela); converted to an equity affiliate effective October 2006.	—	—	—	82

	18	35	27	109

(4)     Oil-equivalent production is the sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) 2006 conformed to 2007 presentation.

(6) Includes volumes for buy/sell contracts (MB/D):
United States	—	—	—	26
International	—	—	—	24

Total	—	—	—	50